Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
YIELD10 BIOSCIENCE, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
YIELD10 BIOSCIENCE, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the corporation (hereinafter called the “Corporation”) is Yield10 Bioscience, Inc.
2.The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 1, 1998. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 2006 and thereafter Certificates of Designation were filed on July 8, 2009 and August 22, 2014 with the Secretary of State of the State of Delaware and Certificates of Amendment were filed on October 30, 2014 and May 26, 2015 with the Secretary of State of the State of Delaware and a Certificate of Designation was filed on September 11, 2015 with the Secretary of State of the State of Delaware. Certificates of Amendment were filed on January 6, 2017, May 25, 2017, May 23, 2018, January 15, 2020 and May 1, 2024 with the Secretary of State of the State of Delaware. A Certificate of Designation was filed on December 19, 2017 with the Secretary of State of the State of Delaware. A Certificate of Amendment was filed on December 27, 2017 with the Secretary of State of the State of Delaware.
3.The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended to replace the first paragraph of Article IV of our Current Charter will be deleted and replaced in its entirety to read as follows:
“The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, of which (i) one hundred fifty million (150,000,000) shares shall be a class designated as common stock, par value $.01 per share (the “Common Stock”); (ii) four million nine hundred ninety-six thousand thirteen (4,996,013) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock”); and (iii) three thousand nine hundred eighty-seven (3,987) shares shall be a class designated as Series A convertible preferred stock, par value $.01 per share.”
4.This Amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.
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WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 12th day of June 2024.

YIELD10 BIOSCIENCE, INC
By:	/s/ Oliver P. Peoples
Name:	Oliver P. Peoples
Title:	President and Chief Executive Officer